EXHIBIT 99

PRESS RELEASE

DRAGON PHARMA REPORTS 2009 FULL YEAR FINANCIAL RESULTS

Vancouver, Canada - Dragon Pharmaceutical Inc. ("Dragon Pharma" or the "Company" TSX: DDD; OTCBB: DRUG; BBSE: DRP), an international manufacturer of antibiotics, today announced its financial results for the fiscal year ended December 31, 2009.

Results for the Fiscal Year Ended December 31, 2009

The Company reported $165.77 million of revenues for the year ended December 31, 2009, representing 9% growth from $151.95 million for the same period in 2008. $133.64 million, or approximately 81%, of the sales for 2009 were generated from the sales of products in the Chinese market, and the remaining $32.13 million, or approximately 19%, were generated from the sales of products in the markets outside of China.

Sales from the Cephalosporin Division increased 9% from the same period of 2008 to $112.99 million, accounting for 68% of the total sales of the Company. During the year, the Company further increased its production level and achieved a utilization rate of 83% for the production of 7-ACA. The Company’s business strategy is to establish vertically integrated production lines covering Cephalosporin intermediates, crude bulk active pharmaceutical ingredients (APIs) and formulation drugs. As larger volumes of 7-ACA were used for in-house downstream applications, sales of 7-ACA decreased 21% while sales of Cephalosporin crude bulk APIs and formulation drugs increased 99% and 12% respectively.

Sales from the Penicillin Division increased 10% from the same period of 2008 to $52.78 million, accounting for 32% of the Company’s total revenues. The increase in sales was mainly driven by the good performance of the Company’s core product Clavulanic Acid. As the marker leader of Clavulanic Acid in China and top supplier in the emerging market, the Company maintained its sales momentum and achieved 29% of year-over-year growth in sales of Clavulanic Acid products. Sales volumes increased 55% to 94 tons from 61 tons in the same period of 2008. Mainly due to the larger production volumes as well as the improvement in fermentation technology, gross margin of Clavulanic Acid further improved to 44% from 31% in 2008. Sales from Cefalexin and Cefadrozil, two other main products in the division, decreased 10% from the same period of 2008 mainly due to oversupply of such products in the Chinese market.

Cost of sales for the year ended December 31, 2009 was $135.40 million compared to $127.40 million for the same period of 2008. The increase in the cost of sales was mainly due to larger scale production and increased sales of products from both the Penicillin and Cephalosporin divisions.  Gross profit and gross margin for the year ended December 31, 2009 were $30.37 million and 18% compared to $24.54 million and 16% for the same period of 2008. The increase in overall gross margin was mainly due to the margin improvement for Clavulanic Acid products for 2009.

Net income was $8.26 million, representing 21% of increase from $6.82 million for the same period of 2008. Earnings per share (basic and diluted) were $0.12 compared to $0.10 for the same period of 2008.

The company’s current production facilities for 7-ACA and Clavulanic Acid have been operating close to their maximum capacity. Since the current campus is surrounded by residential complex and has no room for further expansion, the Company negotiated with the local government and acquired new premises to relocate present production facilities as well as to accommodate capacity expansion for the next five years. The management estimated that the capital expenditure on the new site will be $100 million.

Since the relocation will cause asset losses and operational costs, the Municipal Government of the City of Datong has agreed to subsidize $36 million to the Company. As at December 31, 2009, the Company received advance of the subsidy of $16,673,000 from the Government. The Company expects that the government fund will cover the losses and costs of the relocation; however, the Company also anticipates that there will be uncertainties in the construction, relocation and trial production.

For further information, please refer to the Company's 10-K, which has been filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission. The full financial statements are also available on Dragon's website at www.dragonpharma.com.

Dragon to Be Acquired in Going Private Transaction

As previously announced on March 26, 2010, the Company has entered into a definitive merger agreement to be acquired by an entity controlled by Mr. Yanlin Han, our Chairman and Chief Executive Officer, for $0.82 per share in cash.  Mr. Han is the largest shareholder of the Company owning 37.95% of the total outstanding shares.  Under the terms of the merger agreement, Dragon Pharma's shareholders, other than Mr. Han and shareholders who exercise their dissenter's rights, will receive $0.82 in cash for each outstanding share of Dragon Pharma's common stock.  The merger is expected to close in the second quarter of 2010 and is subject to certain closing conditions, including approval by Dragon Pharma's shareholders, meeting certain requirements of the Toronto Stock Exchange, and other closing conditions set forth in the merger agreement.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger discussed above.  In connection with the proposed merger, we plan to file a proxy statement with SEC. INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to our shareholders. Investors and shareholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by us with the SEC, at the SEC's web site at http://www.sec.gov and on the Company's web site at http://www.dragonpharma.com/. Free copies of the proxy statement, when it becomes available and our other filings with the SEC may also be obtained from us. Free copies of our filings may be obtained by directing a request to Dragon Pharmaceutical, Inc., Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9 Attention: Maggie Deng, Secretary.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies from our shareholders with respect to the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in our proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of our common stock as of March 15, 2010 is also set forth in our annual report on Form 10-K for the year ended December 31, 2009 which was filed with the SEC on March 31, 2010.  Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

About Dragon Pharmaceutical Inc.

Dragon Pharmaceutical, incorporated in Florida and headquartered in Vancouver, Canada, is a leading manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid and 7-ACA, a key intermediate to produce cephalosporin antibiotics and formulated drugs. Dragon Pharma is the third largest 7-ACA producer and the dominant manufacturer and market leader of Clavulanic Acid products in China. Dragon Pharma utilizes its nationwide sales distribution network, close customer relationships, understanding of local markets and customer needs and low cost structure to outperform its international and domestic peers. With an annual capacity of 780 tons, Dragon Pharma is the largest exporter of 7-ACA in China. To learn more about Dragon Pharmaceutical Inc., please visit www.dragonpharma.com.

Safe Harbor Statement

This press release contains forward looking statements, including but not limited to, that the Company will continue to experience growth in sales of its main products, that it will continue to be able to improve its production technology, that it will continue to achieve continuous growth in business and profitability in the near future, that it will continue to utilize its current facilities at their maximum capacities, that there will be growth in the Chinese and the international market and that the merger will be consummated. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statements. Readers should not place undue reliance on forward looking statements, which only reflect the views of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports filed with the Securities and Exchange Commission

FOR MORE INFORMATION CONTACT:

Dragon Pharmaceutical Inc.
Maggie Deng, Chief Operating Officer
or
Karen Huang, Manager, Business Research & Development
Telephone: +1(604)-669-8817 or
North America Toll Free: 1-877-388-3784
Email: ir@dragonpharma.com
Website: http://www.dragonpharma.com